EXHIBIT 99.1
Dice Holdings Announces Appointment of Burton M. Goldfield to Board of Directors
NEW YORK, NY, December 08, 2014 - Dice Holdings, Inc. (NYSE: DHX), a leading provider of specialized websites for professional communities, today announced Burton M. Goldfield, President and Chief Executive Officer of TriNet (NYSE: TNET), has been appointed to the Company’s board of directors.
“We’re thrilled to have Burton join our Board, bringing with him more than two decades of leadership experience with sales, operations and technology combined with extensive knowledge into cloud-based human resources solutions,” said Michael Durney, President and Chief Executive Officer of Dice Holdings, Inc. “His unique insight into furthering growth at small businesses along with leveraging Software as a Service to drive business results will be an added bonus to our already well-rounded board of directors.”
Prior to TriNet, Mr. Goldfield was the CEO of Ketera Technologies. Previously, he held executive level roles at Hyperion Solutions Corporation and IBM Corporation’s Rational Software division.
“The decision to join the Dice Holdings board of directors was an easy one and I look forward to working with a company that shares my passion for helping businesses leverage technology to drive results in the human resources and employment space,” said Burton M. Goldfield, President and CEO of TriNet.
Mr. Goldfield holds a Bachelor of Science from Syracuse University and an MBA from Villanova University.
About Dice Holdings, Inc.
Dice Holdings, Inc. (NYSE: DHX) is a leading provider of specialized websites for professional communities, including technology and engineering, financial services, energy, healthcare, hospitality and security clearance. Our mission is to help our customers source and hire the most qualified professionals in select and highly skilled occupations, and to help those professionals find the best job opportunities in their respective fields and further their careers. For more than 20 years, we have built our company by providing our customers with quick and easy access to high-quality, unique professional communities and offering those communities access to highly relevant career opportunities and information. Today, we serve multiple markets primarily in North America, Europe, Asia and Australia.
Investor Contact
Constance Melrose, 212-448-4181
ir@diceholdingsinc.com

Media Contact
Rachel Ceccarelli, 212-448-8269
dicemedia@dice.com